UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 9, 2010

Verigy Ltd.

(Exact name of registrant as specified in its charter)

Singapore	000-52038	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Verigy Ltd.

No. 1 Yishun Ave. 7

Singapore 768923

(Address of principal executive offices, including zip code)

+65 6755-2033

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Deferral of Bonus Payout for First Half of Fiscal 2010

On June 9, 2010, the Compensation Committee of Verigy Ltd. (“Verigy” or the “Company”) reviewed participants’ actual performance results against the performance measures under Verigy’s 2010 Pay- For- Results incentive compensation bonus program (the “2010 Bonus Program”) and determined bonus amounts for the first half of fiscal 2010. Bonus amounts are based on achievement of operating profit and other short-term financial goals and relative total shareholder return targets for the performance period. The bonuses are earned if the minimum performance threshold is met or exceeded in the fiscal half performance period; however, a positive result in any one metric may trigger a payout even though other metric targets are not met. For the six month performance period ended April 30, 2010, the Company did not meet the minimum thresholds for the mid-cycle profitability or total shareholder return goals; however, the Company did meet the minimum threshold for the short-term profitability goals. Under the 2010 Bonus Program, operating profit margin goals and results exclude restructuring related costs as well as acquisition costs and incremental revenue and operating expenses associated with the Company’s subsidiary Touchdown Technologies. The Compensation Committee approved an increase of $20,000 to the bonus amount otherwise earned under the 2010 Bonus Program by Hans-Juergen Wagner, the Company’s Vice President, Semiconductor Test Solutions. The Compensation Committee determined that the operating results of Verigy’s Semiconductor Test Solutions for the 6 months ended April 30, 2010 was a significant driver of the improved operating results for Verigy in that period, and, therefore, a supplement to the bonus earned by Mr. Wagner for strong performance was appropriate.

As a company, Verigy remains focused on achieving profitability on a GAAP basis. As such, since Verigy was not profitable on a GAAP basis for the six months ended April 30, 2010, Verigy’s executive officers, including the Company’s named executive officers, each elected, and the Compensation Committee has agreed, to defer payment of their first half 2010 bonuses until the earlier to occur of (i) Verigy achieving positive net operating income, including incremental revenue and operating expenses associated with Touchdown Technologies, for a completed fiscal quarter, or (ii) December 31, 2010. At such time, the deferred bonuses will be automatically paid to the executive officers.

The amounts of the deferred bonuses for each of the Company’s named executive officers are set forth in the table below.

Name/Title of Executive	Bonus Amount
Keith L. Barnes, Chairman, Chief Executive Officer and President	$283,924
Robert J. Nikl, Chief Financial Officer	$114,345
Jorge Titinger, Chief Operations Officer	$119,438
Pascal Rondé, Vice President, Sales, Service and Support	$82,926
Hans-Juergen Wagner, Vice President, SOC Test	$49,892

Termination of Deferred Compensation Program in Germany

Pursuant to a deferred compensation program in Germany, senior management employees in Germany were able to defer up to 20% of their Pay- For- Results incentive bonus compensation in the form of cash or time to be utilized mostly for pre-retirement time off (the “Deferred Compensation Program”). The Deferred Compensation Program was started by Hewlett-Packard Company and transferred to Agilent Technologies, Verigy’s predecessor company. Verigy continued the program when it spun off from Agilent in 2006, but has recently determined to payout all amounts of deferred bonus compensation related to the senior management’s Pay- For- Results incentive compensation bonus program and terminate it. Hans-Juergen Wagner, Verigy’s Vice President, Semiconductor Test Solutions, participated in the Deferred Compensation Program between 2001 and 2008. The aggregate amount of compensation earned but deferred by Mr. Wagner between 2001 and 2008 is approximately $71,000. As a result of the program termination, this amount will be moved to Mr. Wagner’s supplemental pension plan. Mr. Wagner could have originally contributed this earned compensation to his pension plan had he not deferred it pursuant to the program. After the deferred compensation is transferred, there will be no remaining past bonus deferral liability to be paid out in time or in cash to Mr. Wagner under the Deferred Compensation Program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verigy Ltd.

By:	/s/ MARGO M. SMITH
Margo M. Smith

Date: June 11, 2010